Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

U.S. Well Services, Inc.:

We consent to the use of our report dated May 17, 2018, with respect to the consolidated balance sheets of U.S. Well Services, LLC as of December 31, 2017 (Successor) and 2016 (Predecessor), the related consolidated statements of operations, member’s equity, and cash flows for the periods of February 2, 2017 to December 31, 2017 (Successor), January 1, 2017 to February 1, 2017 (Predecessor), and for each of the years in the two-year period ended December 31, 2016 (Predecessor), and the related notes (collectively, the consolidated financial statements), incorporated herein by reference to the Company’s definitive proxy statement on Schedule 14A filed on October 10, 2018, and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated May 17, 2018, refers to a new basis for presentation and the accompanying consolidated financial statements for the Successor period includes assets acquired and liabilities assumed that were recorded at fair value having carrying amounts not comparable with prior period as discussed in note 4 to the consolidated financial statements.

/s/ KPMG LLP

Houston, Texas

December 18, 2018